                           JOSTENS, INC. TOPEKA UNION
                     401(k) PRE-TAX RETIREMENT SAVINGS PLAN
                                 1993 REVISION

                         Third Declaration of Amendment
                         ------------------------------


Pursuant to the retained power of amendment contained in Section 10.1 of the instrument entitled "Jostens, Inc. Topeka Union 401(k) Pre-Tax Retirement Savings Plan," the undersigned does hereby amend such instrument in the following manner:

1.   Section 3.1 (B)(3) thereof is amended to read as follows:

     "(3) A Participant may elect to change the percentage rate at which his or her Eligible Earnings will be reduced. The election must be made in accordance with Plan Rules. The change will be effective as soon as administratively practicable following the processing of the Participant's request for such a change."

2.   Section 3.1 (B)(4) thereof is amended to read as follows:

     "(4) A Participant may elect to suspend reductions to his or her Eligible Earnings in accordance with Plan Rules. The suspension will be effective as soon as administratively practicable following the processing of the Participant's request for the suspension. Reductions to Eligible Earnings for any Participant who makes a hardship withdrawal under Section 6.1 will be automatically suspended for the 12-month period beginning on the date of the withdrawal distribution. Reductions to Eligible Earnings for any Participant who is in technical or actual default on a Plan Loan may be suspended by the Committee in its discretion, exercised uniformly among similarly situated Participants, until the Committee determines that the default has been cured or all liability in connection with the loan has been satisfied."

3.   Section 4.2 thereof is amended to read as follows:

     "4.2  Valuation and Account Adjustment.  Participants' Accounts will be
           ---------------------------------
     separately adjusted on a daily basis on each day on which the Trustee and New York Stock Exchange are open for business in a uniform and equitable manner to reflect income, expense, gains and losses of the Fund and contributions, withdrawals, loans, loan repayments, satisfactions of unpaid indebtedness in accordance with Section 6.5(C)(4) and distributions."

4.   Section 5.1(A) thereof is amended to read as follows:

     "5.1  Establishment of Investment Funds.  (A)  In order to allow each
           ----------------------------------
     Participant to determine the manner in which his or her Accounts will be invested, the Trustee will
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     maintain, within the Trust, an investment fund designated as the Jostens
     Stock Fund and three or more separate investment funds of such nature and possessing such characteristics as the Committee may specify from time to time. Each Participant's Accounts will be invested in the investment funds in the proportions directed by the Participant in accordance with Sections
     5.2 and 5.3 The Committee may, from time to time, direct the Trustee to establish additional investment funds or eliminate any existing investment fund."

5. Sections 5.4 and 5.5 are redesignated as Sections 5.5 and 5.6, respectively, and a new Section 5.4 is added, which new section reads as follows:

     "5.4  Investment in Jostens Stock Fund.  (A)  The Trustee will establish as
           ---------------------------------
     one of the investment funds under Section 5.1, a fund, designated as the Jostens Stock Fund, which will be invested in Jostens Stock except for such amounts of cash as the Trustee determines to be necessary to satisfy short-term liquidity requirements and cash held pending acquisition of Jostens Stock.

          (B) Voting rights of Jostens Stock in the Jostens Stock Fund are subject to the following rules.

          (1) Each Participant and Beneficiary with an interest in the Jostens Stock Fund will be afforded the opportunity to direct the manner in which shares of Jostens Stock in the Fund will be voted in connection with all stockholder actions of Jostens, Inc. In the event of a tender or exchange offer for shares of Jostens Stock, each Participant will be entitled to direct whether or not the shares of Jostens Stock in the Fund will be tendered for sale or exchange in connection with such offer. Solely for purposes of the preceding sentence, each Participant is designated as a "named fiduciary" within the meaning of section 403(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. Each Participant's direction will apply to the number of shares of Jostens Stock in the Fund that bears the same ratio to the total shares of Jostens Stock in the Fund as the value of the Participant's Account investments in the Fund bears to the total value of the Fund.

          (2) The Committee will, prior to each meeting of Jostens, Inc. stockholders, cause to be furnished to each such Participant whose Account is invested in the Jostens Stock Fund as of the record date of the meeting a copy of any proxy solicitation material prepared by Jostens, Inc., together with a form requesting confidential directions on how the shares of Jostens Stock attributable to the Participant's Account will be voted on each matter to be brought before such meeting. The Committee will use its best efforts to ensure that each Participant and Beneficiary receives such information as will be distributed to stockholders of Jostens, Inc. in connection with any tender or exchange offer for shares of Jostens Stock and that each receives instructions for giving confidential directions to the Trustee.

          (3) The Trustee will hold all directions received from Participants pursuant to this subsection in strict confidence and will not disclose any such direction to any person, including any officer or employee of the Company or of an Affiliated Organization, except as may be required to allow independent inspectors of election to certify voting results or to satisfy the requirements of law.

          (4) The Trustee will vote the number of full and fractional shares attributable to each Participant's Account as directed by the Participant if the direction is received in time for the direction to be processed. In the case of a tender or exchange offer, the Trustee will tender the shares attributable to a Participant's Account if so directed by the Participant, and will not tender shares attributable to the Account of a Participant, who either directs that such shares not be tendered or does not furnish a timely direction to the Trustee.

          (5) The Trustee will vote any Jostens Stock with respect to which it does not receive timely directions so that the proportion of such stock voted in any particular manner on any matter is the same as the proportion of the stock with respect to which the Trustee has received timely directions which is so voted. If a tender or exchange offer is made and the Trustee holds any Jostens Stock that is not attributable to any Participant's share of the Jostens Stock Fund, the Trustee will tender a portion of such stock so that the proportion of such stock that is tendered is the same as the proportion of the stock attributable to Participants' Accounts for which the Trustee has received instructions is tendered.

6.   Article VI thereof is amended to read as follows:

                                  "ARTICLE VI
                    Withdrawals During Employment and Loans
                    ---------------------------------------

     6.1  Hardship Withdrawals.  (A)  Subject to the provisions of Section 6.4,
          ---------------------
     a Participant who has not terminated employment may make hardship withdrawals from his or her Tax Deferred Account in accordance with the provisions of this section. The amount of any such withdrawal may not exceed the sum of the balance of his or her Tax Deferred Account as of December 31, 1988, increased by the amount of Tax Deferred Contributions made on his or her behalf with respect to any Plan Year beginning after December 31, 1988, and reduced by the amount of Tax Deferred Contributions distributed to the Participant after December 31, 1988, pursuant to the Plan. Such withdrawal will be made only if the Committee determines that the distribution is made on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need.

               (B) The existence of an immediate and heavy financial need will be made by the Committee on the basis of all relevant facts and circumstances. A distribution will be deemed to be made on account of an immediate and heavy financial need, however, if it is determined by the Committee to be on account of:

          (1) expenses for medical care, described in Code section 213(d), incurred or to be incurred by the Participant, the Participant's spouse or the Participant's dependent (as described in Code section
          152);

          (2) costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

          (3) payment of tuition, related educational fees and room and board expenses for the next year of post-secondary education for the Participant or his or her spouse, child or other dependent;

          (4) payments necessary to prevent the eviction of the Participant from his or her principal residence or foreclosure of the mortgage on the Participant's principal residence; or

          (5) any other need specified in Treasury Regulations as being deemed to be an immediate and heavy financial need of the Participant.

                    (C) A distribution will be deemed to be necessary to satisfy the immediate and heavy financial need of the Participant only if the Committee determines that each of the following requirements is satisfied.

                         (1) The distribution is not in excess of the sum of the
               amount of the immediate and heavy financial need of the Participant plus, if elected by the Participant, the amount necessary to pay any federal, state and local taxes that the Participant will incur on account of the distribution as estimated by the Committee in accordance with Plan Rules.

                         (2) The Participant has received all withdrawals and
               has taken all nontaxable loans available under the Plan and any other qualified plan maintained by an Affiliated Organization.

                         (3) All Tax Deferred Contributions under the Plan and
               all elective deferrals and after-tax employee contributions on behalf of or by the Participant under any other qualified or nonqualified deferred compensation plan maintained by an Affiliated Organization are suspended for a period of 12 months following the date of the distribution.

                         (4) For the Participant's taxable year following the
               taxable year during which he or she received the distribution, the amount of elective deferrals that may be made on the Participant's behalf under any qualified plan maintained by an Affiliated Organization, including Tax Deferred Contributions pursuant to the Plan, are reduced by the amount of such elective deferrals made on the Participant's behalf for the taxable year during which he or she received the distribution.

                    (D) The Committee's determination of the existence of a Participant's financial hardship and the amount that may be withdrawn to satisfy the need created by such hardship will be made in accordance with Treasury Regulations, and is final and binding on the Participant. The Committee may require the Participant to make representations and certifications concerning his or her entitlement to a withdrawal pursuant to this section and is entitled to rely on such representations and certifications unless the Committee has actual knowledge to the contrary. The Committee is not obligated to supervise or otherwise verify that amounts withdrawn are applied in the manner specified in the Participant's withdrawal application.

     6.2  Withdrawals From Tax Deferred Account.  Subject to the provisions of
          --------------------------------------
     Section 6.4, a Participant who has attained age 59-1/2 and has not terminated employment may withdraw all or any portion of his or her Tax Deferred Account balance.

     6.3  Withdrawals from Rollover Account.  Subject to the provisions of
          ----------------------------------
     Section 6.4, a Participant who has not terminated employment may withdraw all or any portion of the balance of his or her Rollover Account.

     6.4  Rules for Withdrawals.  (A)  Plan Rules may establish a minimum amount
          ----------------------
     for withdrawals.

               (B) A hardship withdrawal distribution pursuant to Section 6.1 will be made only upon the Committee's receipt from a Participant of a complete and accurate written application on a form approved by the Committee. Withdrawal distributions pursuant to Sections 6.2 and 6.3 will be made in accordance with Plan Rules.

               (C) Withdrawals from a given Account will be made on a pro rata basis among the investment funds in which such Account is invested.

               (D) No withdrawal may be made from the portion of the Participant's Accounts attributable to a note evidencing a Plan loan.

               (E) All withdrawal distributions will be made in the form of cash or check as soon as administratively practicable after the determination by the Committee or its designate is made that a Participant is entitled to receive the withdrawal distribution based on the balance of the Account from which the withdrawal distribution is made as of the close of business on the next regular business day after the Trustee receives instructions from the Committee or its designate that all information necessary for processing the distribution has been received and approved.

               (F) The provisions of Section 8.7(A) apply to any withdrawal distribution that constitutes an eligible rollover distribution within the meaning of Code section 402(c)(4).

     6.5  Plan Loans.  (A)  A Participant or Beneficiary of a deceased
          -----------
     participant who is a party in interest within the meaning of the Employee Retirement Income Security Act of

     1974, as amended, may borrow funds from his or her Tax Deferred Account and Rollover Account, by loan application in accordance with Plan Rules, subject, however, to the succeeding provisions of this section.

          (1)  The amount of the loan may not exceed the lesser of:

               (a) $50,000, reduced by the excess (if any) of (i) the highest outstanding balance, during the 12-month period ending on the day before the loan is made, of all loans to the borrower pursuant to the Plan and all other qualified plans maintained by any Affiliated Organization over (ii) the outstanding balance of such loans to the borrower on the date on which the loan is made; and

               (b) 50 percent of the aggregate balance of the borrower's Account balances as of the close of business on the day before the loan is made.

          (2)  No borrower who has incurred a tax liability pursuant to Code section 72(p) in connection with a default on a Plan loan will be eligible for any additional loans.

          (3) No individual loan will be made in an amount less than $1000, or any lesser amount specified in Plan Rules.

          (4) No borrower may have outstanding at any time more than the maximum number of loans specified by Plan Rules.

          (5) Each loan will be charged first against the borrower's Tax Deferred Account and then against his or her Rollover Account.

          (6) Loan proceeds will be obtained on a pro rata basis from the investment fund or funds in which the borrower Accounts are invested.

          (7) To be eligible to receive a loan, a borrower must pay a loan origination fee and annual service fee in an amount determined in accordance with Plan Rules.

          (8) No loan will be made to a Beneficiary prior to the Committee's determination of the identity of and amount distributable to the Beneficiary and the Committee's confirmation of the Beneficiary's status as a party in interest.

              (B) Each loan will bear interest on the unpaid principal balance at a reasonable rate established in accordance with Plan Rules. Interest will accrue from the date on which the first payment is due.

              (C) In conjunction with the loan, the borrower will execute instruments, in forms prescribed by Plan Rules, which:

              (1) Create in the Trust a valid first lien against one-half of the borrower's entire right, title and interest in and to that portion of his or her Accounts equal to the initial amount of the loan plus accrued and unpaid interest thereon;

              (2) Provide for a maturity date not to exceed five years from the date of the note;

              (3) Provide for payments of principal and interest in equal installments of such frequency, not less frequently than quarterly, in such minimum amounts and for such maximum period as prescribed by Plan Rules;

              (4) Provide that upon the occurrence of any event specified in such instruments, the unpaid indebtedness will be accelerated and satisfied from any distribution then due and from the balance of the borrower's Accounts that could then be distributed and any remaining unpaid indebtedness will be satisfied from the balance of the borrower's Accounts as and when such balance becomes distributable, in each case with a corresponding reduction to the balance of the borrower's Accounts.

              (D) In addition to the instruments described in Subsection (C), each borrower who is an Employee must execute an appropriate document under which each Affiliated Organization is authorized to deduct from the borrower's pay the amount of payments due under the terms of any loan, and each borrower must provide such other instruments as may from time to time be required under Plan Rules.

              (E) The borrower will receive a clear statement of the charges involved in the proposed loan transaction, which statement will include the dollar amount of the loan, the annual rate of the finance charge and the aggregate amount of the finance charge to the date of maturity.

              (F) Each loan is a loan by the Fund, but for trust accounting purposes the loan will be deemed made from the borrower's own Accounts, and the note executed by the borrower will be deemed to be an asset of such Accounts. Upon making a loan, the borrower's Rollover Account or Rollover Account and Tax Deferred Account, as the case may be, will be reduced by an Amount equal to the principal balance of the loan, effective as of the date of the loan, and a Loan Account will be established for the borrower with an initial balance equal to the principal amount of such loan. All such Loan Accounts will be excluded for purposes of determining and allocating the net earnings (or losses) of the Trust pursuant to Section 4.2. A borrower's repayments of principal and payments of interest will be credited to the Accounts from which the Loan proceeds were obtained in reverse of the order in which the loan proceeds were taken from such Accounts until the amount borrowed from each such Account has been fully replaced by principal repayments. On the close of business next following the Trustee's receipt of such a payment, the Loan Account of each borrower will be reduced by the amount of the principal payment credited to such borrower's Accounts on such date.

     Repayments of loan principal and payments of interest will be invested among the investment funds in accordance with the borrower's most recent investment directions with respect to contributions under the Plan.

              (G) Loans, including any accrued interest, may be repaid in full without penalty at any time.

              (H) The borrower waives any right he or she may have to require the Trustee to produce an original copy of any instrument related to the loan, including a note, and agrees that the Trustee may enforce the borrower's obligation by producing a copy of any such instrument produced by microfilm, digital storage or similar method.

              (I) Plan Rules may specify such other terms and conditions as may be necessary or desirable for the administration of loans under this section."

7.   Section 8.1(A) thereof is amended to read as follows:

     "8.1  Form and Time of  Distribution.  (A)  Following a Participant'
           -------------------------------
     termination of employment or earlier attainment of age 70-1/2, the Trustee will distribute to the Participant or, if the Participant has died, to his or her Beneficiary, the balance of the Participant's Accounts. The amount of any distribution made in the form of a lump sum payment will be equal to the aggregate balance of the Participant's Accounts as of the date of distribution. Subject to the remaining subsections of this Section 8.1 and
     Section 8.7(A), distributions will be made in accordance with the following provisions-

              (1) If the aggregate balance of the Participant's Accounts at the time of the distribution is not more than $3500, distribution to the Participant will be made in the form of a lump sum payment as soon as administratively practicable after the Participant's termination of employment or, if the Participant so elects (in accordance with election procedures specified in Plan Rules and not later than a date determined pursuant to Plan Rules) or as soon as administratively practicable after a date prior to the end of the Plan Year following the Plan Year during which the termination of employment occurs as specified by the Participant. This clause will not apply, however, if the aggregate balance of the Participant's Accounts exceeded $3500 at the time of any previous distribution.

              (2) If clause (1) does not apply, distribution to the Participant will be made in the form of a lump sum payment, installment payments, non-periodic payments or a combination of installment and non-periodic payments, as elected by the Participant in accordance with the provisions of this Section 8.1 and Plan Rules, on such date or dates as the Participant specifies following his or her termination of employment or earlier attainment of age 70-1/2; provided, however, that if the Participant has not, prior to the deadline for making a deferral election under Subsection (B), either (a) made a distribution election to receive a lump sum payment or installment payments pursuant to this clause (2) or a deferral election pursuant to Subsection (B) or (b) begun receiving installment payments under

              Subsection (C)(2), then distribution will be made in the form of a lump sum payment not later than the sixtieth day after the close of the Plan Year during which there occurs the later of the Participant's termination of employment or sixty-fifth birthday.

              (3) If the aggregate balance of a Participant's Accounts at the time of his or her death is not more than $3500 (whether or not distribution to the Participant had begun prior to his or her death), distribution to the Participant's Beneficiary will be made, in a lump sum payment, as soon as administratively practicable after the Committee's receipt of notice of the Participant's death. If the foregoing sentence does not apply, distribution to the Participant's Beneficiary will be made at such time or times and in such manner as the Beneficiary elects in accordance with Subsection (E).

             (4) Distributions will be made in the form of cash or check; provided that at the election of the Participant or Beneficiary, as the case may be, (a) to the extent that immediately before the distribution one or more of the Participant's Accounts is invested in the Jostens Stock Fund distribution of such Account will be made in full shares of Jostens common stock, with cash in lieu of any fractional share and (b) in the case of a direct rollover pursuant to Section 8.7(A) to a Fidelity Investments individual retirement account, in shares of Fidelity mutual funds in which the Account was invested immediately prior to the distribution."

8.   Section 9.5(B)(2) thereof is amended to read as follows:

     "(2) 140 percent of the average Section 415 Wages of the Participant during the three consecutive calendar years during which he or she was a Participant in any such defined benefit pension plan which produce the highest average."

9. Section 9.6 thereof is redesignated as Section 9.7 and a new Section 9.6 is added, which new section reads as follows:

     "9.6  Short Plan Year.  For purposes of applying the foregoing limitations
           ----------------
     with respect to the six-month Plan Year beginning on July 1, 1996 and ending on December 31, 1996, (a) in applying Section 9.2(D) with respect to the Plan Year ending on June 30, 1996, the period during which the corrective action must be taken is the 12-month period ending on June 30, 1997 and (b) the maximum dollar limitations applicable with respect to such Plan Year under Sections 9.4(A)(1) and 9.5(C) are the dollar limitations therein referenced multiplied by a fraction, the numerator of which is six and the denominator of which is 12."

10.  Section 11.11(B) thereof is amended to read as follows:

     "(B) Notwithstanding Subsection (A), in no event will a Participant's Eligible Earnings for any Plan Year beginning after December 31, 1993 be taken into account to the extent it exceeds $150,000 (or such dollar amount, adjusted to reflect increases in the cost of living, as in effect under Code section 401(a)(17) for the calendar year during which the

     Plan Year in question begins); provided that in the case of the six-month Plan Year beginning July 1, 1996 and ending on December 31, 1996, such limitation is $75,000."

11. Section 11.16 thereof is amended by added a new clause (D) which new clause reads as follows:

     "(D) For purposes of applying the provisions of this section in connection with the six-month Plan Year beginning on July 1, 1996 and ending on December 31, 1996 -

           (1) when such Plan Year is the Plan Year with respect to which the determination of status as a Highly Compensated Employee is being made, the dollar amounts specified in items (a), (b) and (c) of clause (2) of Subsection (A) will be adjusted by multiplying each such dollar amount by a fraction, the numerator of which is six and the denominator of which is 12, and

           (2) when the Plan Year beginning on January 1, 1997 is the Plan Year with respect to which the determination of status as a Highly Compensated Employee is being made, the preceding Plan Year will be deemed to be the 12-month period beginning on January 1, 1996 and ending on December 31, 1996."

12. A new Section 11.18 is added thereto, Sections 11.18 through 11.33 are redesignated, respectively, as Sections 11.19 through 11.34, references to Sections 11.18 through 11.33 are changed accordingly, and new Section 11.18 reads as follows:

     "11.18    Jostens Stock.  "Jostens Stock" means common stock issued by
               --------------
     Jostens, Inc."

13. Former Section 11.22 (as amended Section 11.23) thereof is amended to read as follows:

     "11.23    Plan Year.  A "Plan Year" is:  (a) prior to July 1, 1996, the
               ----------
     12-month period beginning July 1 and ending with the following June 30, (b) the six-month period beginning on July 1, 1996 and ending on December 31, 1996 and (c) after December 31, 1996, each calendar year."

14. Former Section 11.29(B) (as amended Section 11.30(B)) thereto is amended to read as follows:

     "(B) Notwithstanding Subsection (A), in no event will a Participant's Testing Wages for any Plan Year beginning after December 31, 1993 be taken into account to the extent it exceeds $150,000 (or such dollar amount, adjusted to reflect increases in the cost of living, as in effect under Code section 401(a)(17) for the calendar year during which the Plan Year in question begins); provided that in the case of the six-month Plan Year beginning on July 1, 1996 and ending on December 31, 1996, such limitation is $75,000."

The amendments set forth above are effective as of October 1, 1996 and are applicable to all otherwise eligible Participants, or the Qualified Spouses of deceased Participants, including those Participants whose Retirement or death occurred before October 1, 1996.

IN WITNESS WHEREOF, the proper officers of Jostens, Inc. have executed this Amendment on behalf of Jostens, Inc. this 27th day of September, 1996.


                                          JOSTENS, INC.


                                          By /s/ Orville E. Fisher
                                             -----------------------------------
                                          Its Senior Vice President
                                              ----------------------------------



                                          And /s/ Brian K. Beutner
                                              ----------------------------------
                                          Its Assistant Secretary
                                              ----------------------------------